SALOMON BROTHERS OPPORTUNITY FUND INC. (the "Fund")

SUPPLEMENT DATED SEPTEMBER 30, 2005 TO THE PROSPECTUS AND TO
  THE STATEMENT OF ADDITIONAL INFORMATION, EACH AS AMENDED,
                   DATED DECEMBER 30, 2004

   The following information supplements, and to the extent inconsistent therewith, supersedes, certain information in the Prospectus and the Statement of Additional Information:

   The Board of Directors of the Fund has approved an amendment to the Management Contract between the Fund and Salomon Brothers Asset Management Inc. Effective October 1,
2005, the management fee, which is calculated daily and payable monthly, will be reduced from 0.75% of the Fund's average daily net assets to a fee calculated in accordance with the following breakpoint schedule:


Fund's Fee Rate                              Management
Average Daily Net Assets                      Fee Rate

First $1 billion                               0.750%
Next  $1 billion                               0.725%
Next  $3 billion                               0.700%
Next  $5 billion                               0.675%
Over $10 billion                               0.650%

   The terms of the amended Management Contract are the same in all other material respects as those of the current
Management Contract.